Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

FIRST QUARTER 2024 FINANCIAL RESULTS

OAKLAND, MARYLAND— April 23, 2024: First United Corporation (the “Corporation, “we”, “us”, and “our”) (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), today announced financial results for the three-month period ended March 31, 2024. Consolidated net income was $3.7 million for the first quarter of 2024, or $0.56 per diluted share, compared to $4.4 million, or $0.65 per diluted share, for the first quarter of 2023 and $1.8 million, or $0.26 per diluted share, for the fourth quarter of 2023.

According to Carissa Rodeheaver, Chairman, President and CEO, “The first quarter of 2024 was a solid quarter with stable net income impacted slightly by the slowing of loan growth, stabilization of the net interest margin and the final costs associated with the branch consolidation announced last quarter. We experienced positive growth in our wealth management income spurred by improving market conditions and growth in new relationships and we successfully managed our core operating expenses. Our associates remain committed to working with our customers as they adjust to the higher interest rate and inflationary cost environment.”

First Quarter Financial Highlights:

•	Total assets at March 31, 2024 increased by $7.1 million, or 0.4%, when compared to December 31, 2023. Significant changes during the first quarter included:

o	Cash balances increased by $37.2 million.
o	Investment securities decreased by $32.8 million due primarily to the maturity of $30.0 million of held-to-maturity (“HTM”) U.S. Treasury Bonds during the quarter.
o	Gross loans increased by $5.7 million as:
▪	commercial balances increased by $5.6 million;
▪	mortgage balances increased by $2.1 million; and
▪	consumer loans decreased by $2.1 million.
o	Deposits increased by $12.5 million as:
▪	non-interest-bearing deposits decreased by $4.9 million;
▪	interest-bearing demand deposits increased by $26.9 million;
▪	savings and money market accounts increased by $4.9 million; and
▪	time deposits decreased by $14.4 million.
o	Short-term borrowings increased by $34.1 million as the Bank borrowed $40.0 million from the Federal Reserve’s Bank Term Funding Program (“BTFP”) in January 2024, which was partially offset by a decrease of $5.9 million in other short-term borrowings due to fluctuations in municipal customer balances in overnight investment sweep products. Long-term borrowings decreased by $40.0 million as a $40.0 million Federal Home Loan Bank (“FHLB”) advance matured in March 2024 and was fully repaid.

•	For the first quarter of 2024, consolidated net income was $3.7 million, inclusive of $0.4 million, net of tax, of accelerated depreciation expenses related to the closure of four branches in February 2024.

o	Net interest margin, on a non-GAAP, fully tax equivalent (“FTE”) basis, was 3.12% for the first quarter of 2024 compared to 3.53% for the first quarter of 2023 and 3.13% for the fourth quarter of 2023.
o	Non-interest income, excluding net gains and losses, remained stable in the first quarter of 2024 when compared to the fourth quarter of 2023 and increased by $0.5 million when compared to the first quarter of 2023 due primarily to increases in wealth management income.

o	Non-interest expense increased by $0.6 million when compared to the fourth quarter of 2023 due to increased salaries and benefits of $0.8 million and a $0.5 million increase in other real estate owned (“OREO”) expenses. The increase in salaries and benefits was related to increases in full-time salaries, incentive compensation, life and health insurance, and executive officer long-term and short-term expense, partially offset by a decrease in stock compensation expense and 401(k) plan expense. OREO expense increased due to a credit to expense in the fourth quarter of 2023 from gain on sales. The foregoing increases were offset primarily by reductions in occupancy associated with the accelerated lease expense in the fourth quarter of 2023 related to closure of four branches in the first quarter of 2024, as well as reductions in data processing, marketing and professional services expenses. When compared to the first quarter of 2023, the increases were primarily due to accelerated depreciation expenses associated with the branch closures, partially offset by reduced salaries and benefits.

Income Statement Overview

On a GAAP basis, net income for the first quarter of 2024 was $3.7 million, inclusive of $0.4 million, net of tax, accelerated depreciation expenses related to branch closures. This compares to $4.4 million for the first quarter of 2023 and $1.8 million, inclusive of a $3.3 million, net of tax, loss on the sale of securities and $0.5 million, net of tax, accelerated depreciation and lease termination expenses related to the branch closures, for the fourth quarter of 2023.

	Q1 2024	Q4 2023	Q1 2023
Net Income, non-GAAP (millions)	$4.1	$5.5	$4.4
Net Income, GAAP (millions)	$3.7	$1.8	$4.4
Basic net income per share, non-GAAP	$0.62	$0.82	$0.66
Diluted net income per share, non-GAAP	$0.62	$0.82	$0.65
Basic net income per share, GAAP	$0.56	$0.26	$0.66
Diluted net income per share, GAAP	$0.56	$0.26	$0.65

The $0.7 million decrease in net income year over year was primarily driven by a $0.7 million decrease in net interest income and a $0.4 million increase in provision for credit losses. Two large commercial relationships with combined loan balances of $12.1 million were moved to non-accrual status during the first quarter of 2024, which resulted in a reversal of $0.4 million in accrued interest income and fees during the quarter. Additionally, interest expense increased at a slightly faster pace than interest income comparing year over year. The provision for credit loss also increased year over year due to increased qualitative risk factors associated with the non-accrual loan balances. Management is actively managing these credits, which we anticipate will lead to normal collection procedures such as returning the credits to accrual or moving loans through the foreclosure process over the next year. Other activity comparing the first quarter of 2024 to the same period in 2023 was a $0.4 million increase in wealth management income year over year due to improving market conditions and growth of new relationships and an increase in operating expenses of $0.2 million. The provision for income tax expense was down $0.2 million when comparing the two quarters due to decreased net income before tax.

Compared to the linked quarter, net income increased by $1.9 million due primarily to $4.2 million in recognized losses from the restructuring of the investment portfolio. This was partially offset by the $0.4 million decrease in net interest income and the $0.5 million increase in provision expense when compared to the prior quarter. Comparing the linked quarters, interest income was impacted by the $0.4 million reversal of accrued interest, and provision expense increased by $0.1 million due to increased qualitative factors associated with the increase in non-accrual loans described above. Operating expenses increased by $0.6 million due primarily to increased salary and employee benefits and net OREO expenses offset by decreases in occupancy marketing and professional services.

Net Interest Income and Net Interest Margin

Net interest income, on a non-GAAP, FTE basis, decreased by $0.9 million for the first quarter of 2024 when compared to the first quarter of 2023. This decrease was driven by an increase of $4.8 million in interest expense due to an increase of 133 basis points on interest paid on deposit accounts. The average balances decreased by $39.4 million when compared to the first quarter of 2023 due primarily to the increased deposit pricing pressures that began in the first quarter of 2023 as a result of the bank failures in March 2023 and liquidity fears in the market. Interest income increased by $3.9 million. Interest income on loans increased by $3.8 million due to the increase of 59 basis points in overall yield on the loan portfolio as new loans were booked at higher rates as well as adjustable-rate loans repricing in correlation to the rising rate environment and an increase in average balances of $128.3 million. Investment income decreased by $0.4 million due to a decrease of $64.4 million in average balances related to the balance sheet restructuring of our investment portfolio in the fourth quarter of 2023 and the maturity of $30.0 million of U.S. Treasury bonds. The net interest margin for the three months ended March 31, 2024 was 3.12% compared to 3.53% for the three months ended March 31, 2023. Excluding the reversal of $0.4 million of interest and fees on loans related to the movement of $12.1 million of loans to non-accrual, the net interest margin would have been 3.21%.

Comparing the first quarter of 2024 to the fourth quarter of 2023, net interest income, on a non-GAAP, FTE basis, decreased by $0.4 million. This decrease was driven by a decrease of $0.3 million in interest income and an increase of $0.1 million in interest expense. Interest income on loans decreased by $0.1 million related to the reversal of $0.4 million in accrued interest and loan fees related to the non-accrual loans in the first quarter of 2024 offset by an overall increase of 1 basis point in the yield and an increase of $9.5 million in average loan balances. Interest expense on deposits decreased by $0.2 million due to a decrease in average deposit balances of $98.7 million during the quarter. Interest expense on short-term borrowings increased by $0.4 million due to the Corporation’s decision to borrow $40.0 million from the BTFP in the first quarter of 2024.

Non-Interest Income

Other operating income, including net gains/(losses), for the first quarter of 2024 increased by $0.5 million when compared to the same period of 2023. The growth was driven by an increase of $0.4 million in wealth management income due to improving market conditions and growth in new and existing customer relationships.

On a linked quarter basis, other operating income, including net losses, increased by $4.3 million due primarily to the $4.2 million in losses related to the sale of available-for-sale (“AFS”) securities in the fourth quarter of 2023 related to the Corporation’s balance sheet restructuring. Additionally, debit card income decreased by $0.2 million when compared to the previous quarter. These decreases were partially offset by a $0.2 million increase in wealth management income.

Non-Interest Expense

Operating expenses increased by $0.2 million in the first quarter of 2024 when compared to the first quarter of 2023. The increase was largely driven by a $0.3 million increase in equipment and occupancy expense due to the accelerated depreciation expenses recognized in the first quarter of 2024 in conjunction with the announced branch closures in February 2024. This increase was partially offset by a $0.1 million decrease in salaries and employee benefits year over year due to unusually high health insurance premiums recognized in the first quarter of 2023 offset by higher salaries and benefits associated with normal merit increases effective April 1, 2023.

Non-interest expense increased by $0.6 million when compared to the linked quarter due to increased salaries and benefits of $0.8 million and increased OREO expense of $0.5 million. The increase in salaries and benefits was related to increases in full-time salaries, incentive compensation, life and health insurance, and executive officer long-term and short-term expense, partially offset by decreases in stock compensation expense and 401(k) plan expense. OREO expense increased due to a credit to expense in the fourth quarter of 2023 from gain on sales. These increases were offset by reductions in occupancy, data processing, marketing and professional service expenses.

The effective income tax rates as a percentage of income for the three-month periods ended March 31, 2024 and March 31, 2023 were 23.9% and 23.6%, respectively.

Balance Sheet Overview

Total assets at March 31, 2024 were $1.9 billion, representing a $7.1 million increase since December 31, 2023. During the first quarter of 2024, cash and interest-bearing deposits in other banks increased by $37.2 million. The investment portfolio decreased by $32.8 million due to the maturities of $30.0 million of U.S. Treasury bonds during the quarter and normal principal amortization. Gross loans increased by $5.7 million. Other assets, including deferred taxes, premises and equipment, and accrued interest receivable, remained stable.

Total liabilities at March 31, 2024 were $1.7 billion, representing a $3.5 million increase since December 31, 2023. Total deposits increased by $12.5 million when compared to December 31, 2023. The increase in deposits was primarily attributable to the shift of $10.0 million in overnight investment sweep balances to the IntraFi Cash Service (“ICS”) product, as a result of management’s strategy to release pledging of investment securities for municipalities to increase available liquidity. Short term borrowings increased by $34.1 million since December 31, 2023 due primarily to the Bank’s utilization of the BTFP to obtain $40.0 million in borrowings during January 2024 at a rate of 4.87% with a one-year maturity. There are no prepayment penalties associated with early payments on the BTFP. Long-term borrowings decreased by $40.0 million in the first quarter of 2024 when compared to December 31, 2023 due to the repayment of $40.0 million in FHLB borrowings.

Total AFS and HTM securities totaled $278.7 million at March 31, 2024, representing a $32.8 million decrease when compared to December 31, 2023. In the first quarter of 2024, $30.0 million in U.S. Treasury bonds matured and were reinvested into cash at the Federal Reserve in anticipation of the $40.0 million maturing FHLB advance. Additionally, there were $2.5 million of other principal amortizations in the portfolio during the quarter.

Outstanding loans of $1.4 billion at March 31, 2024 reflected growth of $5.7 million for the first quarter of 2024. Since December 31, 2023, commercial real estate loans decreased by $0.9 million and acquisition and development loans increased by $6.4 million. Commercial and industrial loans increased by $0.1 million. Residential mortgage loans increased $2.1 million, offset by a decline of $2.1 million in the consumer loan portfolio related to new production offset by monthly amortization.

New commercial loan production for the three months ended March 31, 2024 was approximately $28.3 million.  The pipeline of commercial loans as of March 31, 2024 was $30.9 million. At March 31, 2024, unfunded, committed commercial construction loans totaled approximately $8.2 million. Commercial amortization and payoffs were approximately $35.5 million through March 31, 2024, due primarily to pay-offs of short-term commercial loans as well as normal amortizations of the commercial loan portfolio.

New consumer mortgage loan production for the first quarter of 2024 was approximately $11.2 million, with most of this production comprised of in-house mortgages.  The pipeline of in-house, portfolio loans as of March 31, 2024 was $9.8 million. The residential mortgage production level declined in the first quarter of 2024 due to the higher interest rates and seasonality of this line of business. Unfunded commitments related to residential construction loans totaled $13.9 million at March 31, 2024. Management has chosen to shift activity to the secondary market in the first quarter of 2024 to preserve liquidity.

Total deposits at March 31, 2024 increased by $12.5 million when compared to December 31, 2023. During the quarter, non-interest-bearing deposits decreased by $4.9 million. Interest-bearing demand deposits increased by $26.9 million, primarily related to the shift of $10.0 million in overnight investment sweep balances into the ICS product to maintain FDIC insurance due to management’s strategy to release pledging of investment securities for municipalities to increase available liquidity. Money market accounts increased by $7.3 million due primarily to the expansion of current relationships and new relationships during the quarter. Traditional savings accounts decreased by $2.4 million and time deposits decreased by $14.4 million. The decrease in time deposits was primarily due to the maturing of a nine-month CD product that was offered by the Bank in 2023 at higher rates. The Bank has worked closely with customers as these CDs mature to transition them to other deposit and wealth management products offered by the Bank.

Short-term borrowings increased by $34.1 million as the Bank borrowed $40.0 million from the BTFP in January 2024, which was partially offset by a decrease of $5.9 million in other short-term borrowings due to fluctuations in municipal customer balances in overnight investment sweep products. Long-term borrowings decreased by $40.0 million as a $40.0 million FHLB advance matured in March 2024 and was fully repaid.

The book value of the Corporation’s common stock was $24.89 per share at March 31, 2024 compared to $24.38 per share at December 31, 2023. At March 31, 2024, there were 6,648,645 of basic outstanding shares and 6,657,239 of diluted outstanding shares of common stock. The increase in the book value at March 31, 2024 was due to the undistributed net income of $2.4 million for the first quarter of 2024.

Asset Quality

The allowance for credit losses (“ACL”) was $18.0 million at March 31, 2024 compared to $16.9 million recorded at March 31, 2023 and $17.5 million at December 31, 2023. The provision for credit losses was $0.9 million for the quarter ended March 31, 2024 compared to $0.5 million for the quarter ended March 31, 2023 and $0.4 million for the fourth quarter of 2023. The increased provision expense recorded in 2024 was primarily related to increases in qualitative risk factors of our commercial and industrial portfolio, as two large relationships moved to non-accrual status during the quarter. Net charge-offs of $0.5 million were recorded for the quarter ended March 31, 2024 compared to net charge-offs of $0.2 million for the quarter ended March 31, 2023. The ratio of the ACL to loans outstanding was 1.27% at March 31, 2024 compared to 1.24% at December 31, 2023 and 1.31% at March 31, 2023.

The ratio of net charge offs to average loans was 0.13% for the quarter ended March 31, 2024, and 0.08% for the quarter ended March 31, 2023. The commercial and industrial portfolio had net charge offs of 0.12% for the quarter ended March 31, 2024 compared to a net recovery of 0.01% for the quarter ended March 31, 2023. This shift was due to charge offs of equipment loan balances on two commercial relationships during the first quarter of 2024. The increase in net charge offs in consumer loans in the first quarter of 2024 was primarily driven by approximately $0.3 million in charge offs of overdrawn demand deposit balances during the quarter. Details of the ratios, by loan type, are shown below. Our special assets team continues to actively collect on charged-off loans, resulting in overall low net charge-off ratios.

Ratio of Net (Charge Offs)/Recoveries to Average Loans
	3/31/2024	3/31/2023
Loan Type	(Charge Off) / Recovery	(Charge Off) / Recovery
Commercial Real Estate	0.03%	0.00%
Acquisition & Development	0.01%	0.03%
Commercial & Industrial	(0.12%)	0.01%
Residential Mortgage	0.01%	0.01%
Consumer	(2.89%)	(1.79%)
Total Net (Charge Offs)/Recoveries	(0.13%)	(0.08%)

Non-accrual loans totaled $16.0 million at March 31, 2024 compared to $4.0 million at December 31, 2023. The increase in non-accrual balances at March 31, 2024 was related to two commercial and industrial loan relationships that were moved to non-accrual during the first quarter. Management believes that these loans are marked appropriately, and our credit department is actively working with these borrowers on work-out plans.

Non-accrual loans that have been subject to partial charge-offs totaled $0.1 million at both March 31, 2024 and December 31, 2023.  Loans secured by 1-4 family residential real estate properties in the process of foreclosure totaled $1.8 million at both March 31, 2024 and December 31, 2023. As a percentage of the loan portfolio, accruing loans past due 30 days or more was 0.40% at March 31, 2024 compared to 0.24% at December 31, 2023 and 0.17% as of March 31, 2023.

ABOUT FIRST UNITED CORPORATION

First United Corporation is a Maryland corporation chartered in 1985 and a financial holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, that elected financial holding company status in 2021. The Corporation’s primary business is serving as the parent company of the Bank, First United Statutory Trust I (“Trust I”) and First United Statutory Trust II (“Trust II” and together with Trust I, “the Trusts”), both Connecticut statutory business trusts. The Trusts were formed for the purpose of selling trust preferred securities that qualified as Tier 1 capital. The Bank has two consumer finance company subsidiaries- Oak First Loan Center, Inc., a West Virginia corporation, and OakFirst Loan Center, LLC, a Maryland limited liability company – and two subsidiaries that it uses to hold real estate acquired through foreclosure or by deed in lieu of foreclosure – First OREO Trust, a Maryland statutory trust, and FUBT OREO I, LLC, a Maryland limited liability company. In addition, the Bank owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership, a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland, and a 99.9% non-voting membership interest in MCC FUBT Fund, LLC, an Ohio limited liability company formed for the purpose of acquiring, developing and operating low-income housing units in Allegany County, Maryland (the “MCC Fund”). The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management's beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions.  Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  The beliefs, plans and objectives on which forward-looking statements are based involve risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled "Risk Factors". In addition, investors should understand that the Corporation is required under generally accepted accounting principles to evaluate subsequent events through the filing of the consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and the impact that any such events have on our critical accounting assumptions and estimates made as of March 31, 2024, which could require us to make adjustments to the amounts reflected in this press release.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

(Dollars in thousands, except per share data)
	Three Months Ended
	March 31,	March 31,
	2024	2023
Results of Operations:
Interest income	$21,898	$17,829
Interest expense	8,086	3,311
Net interest income	13,812	14,518
Provision for credit losses	946	543
Other operating income	4,793	4,339
Net gains	82	54
Other operating expense	12,881	12,638
Income before taxes	$4,860	$5,730
Income tax expense	1,162	1,355
Net income	$3,698	$4,375

Per share data:
Basic net income per share	$0.56	$0.66
Diluted net income per share	$0.56	$0.65
Adjusted Basic net income (1)	$0.62	$0.66
Adjusted Diluted net income (1)	$0.62	$0.65
Dividends declared per share	$0.20	$0.20
Book value	$24.89	$22.85
Diluted book value	$24.86	$22.81
Tangible book value per share	$23.08	$21.01
Diluted Tangible book value per share	$23.05	$20.96

Closing market value	$22.91	$16.89
Market Range:
High	$23.85	$20.41
Low	$21.21	$16.75

Shares outstanding at period end: Basic	6,648,645	6,688,710
Shares outstanding at period end: Diluted	6,657,239	6,703,252

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	0.76%	0.94%
Adjusted return on average assets (1)	0.85%	0.97%
Return on average shareholders' equity	9.07%	11.87%
Adjusted return on average shareholders' equity (1)	10.11%	11.50%
Net interest margin (Non-GAAP), includes tax exempt income of $57 and $227	3.12%	3.53%
Net interest margin GAAP	3.10%	3.48%
Efficiency ratio - non-GAAP (1)	65.71%	67.02%

(1) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on sales of securities and/or fixed assets.

	March 31,	December 31
	2024	2023
Financial Condition at period end:
Assets	$1,912,953	$1,905,860
Earning assets	$1,695,962	$1,725,236
Gross loans	$1,412,327	$1,406,667
Commercial Real Estate	$492,819	$493,703
Acquisition and Development	$83,424	$77,060
Commercial and Industrial	$274,722	$274,604
Residential Mortgage	$501,990	$499,871
Consumer	$59,372	$61,429
Investment securities	$278,716	$311,466
Total deposits	$1,563,453	$1,550,977
Noninterest bearing	$422,759	$427,670
Interest bearing	$1,140,694	$1,123,307
Shareholders' equity	$165,481	$161,873

Capital ratios:

Tier 1 to risk weighted assets	14.58%	14.42%
Common Equity Tier 1 to risk weighted assets	12.60%	12.44%
Tier 1 Leverage	11.48%	11.30%
Total risk based capital	15.83%	15.64%

Asset quality:

Net charge-offs for the quarter	$(459)	$(195)
Nonperforming assets: (Period End)
Nonaccrual loans	$16,007	$3,956
Loans 90 days past due and accruing	120	543
Total nonperforming loans and 90 day past due	$16,127	$4,499

Other real estate owned	$4,402	$4,493

Allowance for credit losses to gross loans	1.27%	1.24%
Allowance for credit losses to non-accrual loans	112.34%	441.86%
Allowance for credit losses to non-performing assets	87.59%	194.40%
Non-performing and 90 day past due loans to total loans	1.14%	0.32%
Non-performing loans and 90 day past due loans to total assets	0.84%	0.24%
Non-accrual loans to total loans	1.13%	0.28%
Non-performing assets to total assets	1.07%	0.47%

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2024	2023	2023	2023	2023
Results of Operations:
Interest income	$21,898	$22,191	$21,164	$19,972	$17,829
Interest expense	8,086	7,997	7,180	5,798	3,311
Net interest income	13,812	14,194	13,984	14,174	14,518
Provision for credit losses	946	419	263	395	543
Other operating income	4,793	4,793	4,716	4,483	4,339
Net gains/(losses)	82	(4,184)	182	86	54
Other operating expense	12,881	12,309	12,785	12,511	12,638
Income before taxes	$4,860	$2,075	$5,834	$5,837	$5,730
Income tax expense	1,162	317	1,321	1,423	1,355
Net income	$3,698	$1,758	$4,513	$4,414	$4,375

Per share data:
Basic net income per share	$0.56	$0.26	$0.67	$0.66	$0.66
Diluted net income per share	$0.56	$0.26	$0.67	$0.66	$0.65
Adjusted basic net income (1)	$0.62	$0.66	$0.66	$0.66	$0.66
Adjusted diluted net income (1)	$0.62	$0.65	$0.65	$0.65	$0.65
Dividends declared per share	$0.20	$0.20	$0.20	$0.20	$0.20
Book value	$24.89	$24.38	$23.08	$23.12	$22.85
Diluted book value	$24.86	$24.33	$23.03	$23.07	$22.81
Tangible book value per share	$23.08	$22.56	$21.27	$21.29	$21.01
Diluted Tangible book value per share	$23.05	$22.51	$21.22	$21.25	$20.96

Closing market value	$22.91	$23.51	$16.23	$14.26	$16.89
Market Range:
High	$23.85	$23.51	$17.34	$17.01	$20.41
Low	$21.21	$16.12	$13.70	$12.56	$16.75

Shares outstanding at period end: Basic	6,648,645	6,639,888	6,715,170	6,711,422	6,688,710
Shares outstanding at period end: Diluted	6,657,239	6,653,200	6,728,482	6,724,734	6,703,252

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	0.76%	0.78%	0.93%	0.95%	0.94%
Adjusted return on average assets (1)	0.85%	0.94%	0.94%	0.94%	0.94%
Return on average shareholders' equity	9.07%	9.68%	11.44%	11.43%	11.87%
Adjusted return on average shareholders' equity (1)	10.11%	11.87%	11.87%	11.87%	11.87%
Net interest margin (Non-GAAP), includes tax exempt income of $57 and $227	3.12%	3.26%	3.30%	3.39%	3.53%
Net interest margin GAAP	3.10%	3.22%	3.25%	3.34%	3.48%
Efficiency ratio - non-GAAP (1)	65.71%	65.12%	66.41%	66.00%	67.02%

(1) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on sales of securities and/or fixed assets.

	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
Financial Condition at period end:
Assets	$1,912,953	$1,905,860	$1,928,201	$1,928,393	$1,937,442
Earning assets	$1,695,962	$1,725,236	$1,717,244	$1,707,522	$1,652,688
Gross loans	$1,412,327	$1,406,667	$1,380,019	$1,350,038	$1,289,080
Commercial Real Estate	$492,819	$493,703	$491,284	$483,485	$453,356
Acquisition and Development	$83,424	$77,060	$79,796	$79,003	$76,980
Commercial and Industrial	$274,722	$274,604	$254,650	$249,683	$241,959
Residential Mortgage	$501,990	$499,871	$491,686	$475,540	$456,198
Consumer	$59,372	$61,429	$62,603	$62,327	$60,587
Investment securities	$278,716	$311,466	$330,053	$350,844	$357,061
Total deposits	$1,563,453	$1,550,977	$1,575,069	$1,579,959	$1,591,285
Noninterest bearing	$422,759	$427,670	$429,691	$466,628	$468,554
Interest bearing	$1,140,694	$1,123,307	$1,145,378	$1,113,331	$1,122,731
Shareholders' equity	$165,481	$161,873	$154,990	$155,156	$152,868

Capital ratios:

Tier 1 to risk weighted assets	14.58%	14.42%	14.60%	14.40%	14.90%
Common Equity Tier 1 to risk weighted assets	12.60%	12.44%	12.60%	12.40%	12.82%
Tier 1 Leverage	11.48%	11.30%	11.25%	11.25%	11.47%
Total risk based capital	15.83%	15.64%	15.81%	15.60%	16.15%

Asset quality:

Net (charge-offs)/recoveries for the quarter	$(459)	$(195)	$(83)	$(398)	$(245)
Nonperforming assets: (Period End)
Nonaccrual loans	$16,007	$3,956	$3,479	$2,972	$3,258
Loans 90 days past due and accruing	120	543	145	160	87
Total nonperforming loans and 90 day past due	$16,127	$4,499	$3,624	$3,132	$3,345

Modified/restructured loans	$-	$-	$-	$-	$-
Other real estate owned	$4,402	$4,493	$4,878	$4,482	$4,598

Allowance for credit losses to gross loans	1.27%	1.24%	1.24%	1.25%	1.31%
Allowance for credit losses to non-accrual loans	112.34%	441.86%	492.84%	568.81%	517.83%
Allowance for credit losses to non-performing assets	87.59%	194.40%	473.12%	539.79%	212.40%
Non-performing and 90 day past due loans to total loans	1.14%	0.32%	0.26%	0.23%	0.26%
Non-performing loans and 90 day past due loans to total assets	0.84%	0.24%	0.19%	0.16%	0.17%
Non-accrual loans to total loans	1.13%	0.28%	0.25%	0.22%	0.25%
Non-performing assets to total assets	1.07%	0.47%	0.44%	0.39%	0.41%

(Dollars in thousands - Unaudited)	March 31, 2024	December 31, 2023
Assets
Cash and due from banks	$85,578	$48,343
Interest bearing deposits in banks	1,354	1,410
Cash and cash equivalents	86,932	49,753
Investment securities – available for sale (at fair value)	95,580	97,169
Investment securities – held to maturity (at cost)	183,136	214,297
Restricted investment in bank stock, at cost	3,390	5,250
Loans held for sale	175	443
Loans	1,412,327	1,406,667
Unearned fees	(314)	(340)
Allowance for credit losses	(17,982)	(17,480)
Net loans	1,394,031	1,388,847
Premises and equipment, net	30,268	31,459
Goodwill and other intangible assets	12,021	12,103
Bank owned life insurance	47,933	47,607
Deferred tax assets	10,736	11,948
Other real estate owned, net	4,402	4,493
Operating lease asset	1,299	1,367
Accrued interest receivable and other assets	43,050	41,124
Total Assets	$1,912,953	$1,905,860
Liabilities and Shareholders’ Equity
Liabilities:
Non-interest bearing deposits	$422,759	$427,670
Interest bearing deposits	1,140,694	1,123,307
Total deposits	1,563,453	1,550,977
Short-term borrowings	79,494	45,418
Long-term borrowings	70,929	110,929
Operating lease liability	1,484	1,556
Allowance for credit loss on off balance sheet exposures	858	873
Accrued interest payable and other liabilities	29,925	32,904
Dividends payable	1,329	1,330
Total Liabilities	1,747,472	1,743,987
Shareholders’ Equity:
Common Stock – par value $0.01 per share; Authorized 25,000,000 shares; issued and outstanding 6,715,170 shares at September 30, 2023 and 6,666,428 at December 31, 2022	66	66
Surplus	23,865	23,734
Retained earnings	176,272	173,900
Accumulated other comprehensive loss	(34,722)	(35,827)
Total Shareholders’ Equity	165,481	161,873
Total Liabilities and Shareholders’ Equity	$1,912,953	$1,905,860

	2024	2023
	Q1	Q4	Q3	Q2	Q1

In thousands	(Unaudited)
Interest income
Interest and fees on loans	$19,218	$19,290	$18,055	$16,780	$15,444
Interest on investment securities
Taxable	1,744	1,834	1,792	1,779	1,768
Exempt from federal income tax	53	53	123	268	270
Total investment income	1,797	1,887	1,915	2,047	2,038
Other	883	1,014	1,194	1,145	347
Total interest income	21,898	22,191	21,164	19,972	17,829
Interest expense
Interest on deposits	6,266	6,498	5,672	4,350	2,678
Interest on short-term borrowings	461	54	33	29	31
Interest on long-term borrowings	1,359	1,445	1,475	1,419	602
Total interest expense	8,086	7,997	7,180	5,798	3,311
Net interest income	13,812	14,194	13,984	14,174	14,518
Credit loss expense/(credit)
Loans	961	530	322	434	414
Debt securities held to maturity	—	—	45	—	—
Off balance sheet credit exposures	(15)	(111)	(104)	(39)	129
Provision for credit losses	946	419	263	395	543
Net interest income after provision for credit losses	12,866	13,775	13,721	13,779	13,975
Other operating income
Net losses on investments, available for sale	—	(4,214)	—	—	—
Gains on sale of residential mortgage loans	82	59	182	86	54
Losses on disposal of fixed assets	—	(29)	—	—	—
Net gains/(losses)	82	(4,184)	182	86	54
Other Income
Service charges on deposit accounts	556	567	569	546	516
Other service charges	215	223	230	244	232
Trust department	2,188	2,148	2,139	2,025	1,970
Debit card income	932	1,120	995	1,031	955
Bank owned life insurance	326	325	320	311	305
Brokerage commissions	495	360	245	258	297
Other	81	50	218	68	64
Total other income	4,793	4,793	4,716	4,483	4,339
Total other operating income	4,875	609	4,898	4,569	4,393
Other operating expenses
Salaries and employee benefits	7,157	6,390	6,964	6,870	7,296
FDIC premiums	269	268	254	277	193
Equipment	923	912	718	747	780
Occupancy	954	1,169	745	742	785
Data processing	1,318	1,384	1,388	1,306	1,306
Marketing	134	311	242	160	120
Professional services	486	631	488	520	494
Contract labor	183	170	155	157	134
Telephone	109	125	115	116	110
Other real estate owned	86	(370)	139	18	124
Investor relations	53	65	74	123	83
Contributions	32	12	74	79	64
Other	1,177	1,242	1,429	1,396	1,149
Total other operating expenses	12,881	12,309	12,785	12,511	12,638
Income before income tax expense	4,860	2,075	5,834	5,837	5,730
Provision for income tax expense	1,162	317	1,321	1,423	1,355
Net Income	$3,698	$1,758	$4,513	$4,414	$4,375
Basic net income per common share	$0.56	$0.26	$0.67	$0.66	$0.66
Diluted net income per common share	$0.56	$0.26	$0.67	$0.66	$0.65
Weighted average number of basic shares outstanding	6,642	6,649	6,714	6,704	6,675
Weighted average number of diluted shares outstanding	6,655	6,663	6,728	6,718	6,697
Dividends declared per common share	$0.20	$0.20	$0.20	$0.20	$0.20

Non-GAAP Financial Measures (unaudited)

Reconciliation of as reported (GAAP) and non-GAAP financial measures

The following tables below provide a reconciliation of certain financial measures calculated under generally accepted accounting principles ("GAAP") (as reported) and non-GAAP. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with GAAP in the United States. The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

The following non-GAAP financial measures exclude accelerated depreciation expenses related to the branch closures.

	Three months ended March 31,
(in thousands, except for per share amount)	2024	2023
Net income - as reported	$3,698	$4,376
Adjustments:
Accelerated depreciation expenses	562	—
Income tax effect of adjustments	(137)	—
Adjusted net income (non-GAAP)	$4,123	$4,376

Diluted earnings per share - as reported	$0.56	$0.65
Adjustments:
Accelerated depreciation expenses	0.08	—
Income tax effect of adjustments	(0.02)	—
Adjusted basic and diluted earnings per share (non-GAAP)	$0.62	$0.65

	As of or for the three months ended
	March 31,
(in thousands, except per share data)	2024	2023
Per Share Data
Basic net income per share (1) - as reported	$0.56	$0.66
Basic net income per share (1) - non-GAAP	0.62	0.66
Diluted net income per share (1) - as reported	$0.56	$0.65
Diluted net income per share (1) - non-GAAP	0.62	0.65
Basic book value per share	$24.89	$22.85
Diluted book value per share	$24.86	$22.81

Significant Ratios:

Return on Average Assets (1) - as reported	0.76%	0.94%
Accelerated depreciation expenses	0.12%	—
Income tax effect of adjustments	(0.03%)	—
Adjusted Return on Average Assets (1) (non-GAAP)	0.85%	0.94%

Return on Average Equity (1) - as reported	9.07%	11.87%
Accelerated depreciation expenses	1.38%	—
Income tax effect of adjustments	(0.34%)	—
Adjusted Return on Average Equity (1) (non-GAAP)	10.11%	11.87%

(1) See reconcilation of this non-GAAP financial measure provided elsewhere herein.

	Three Months Ended
	March 31
	2024			2023
(dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Assets
Loans	$1,407,886	$19,234	5.49%	$1,279,547	$15,457	4.90%
Investment Securities:
Taxable	294,526	1,744	2.38%	340,622	1,768	2.11%
Non taxable	7,806	94	4.84%	26,104	484	7.52%
Total	302,332	1,838	2.45%	366,726	2,252	2.49%
Federal funds sold	63,843	758	4.78%	40,092	307	3.11%
Interest-bearing deposits with other banks	8,787	31	1.42%	5,001	26	2.11%
Other interest earning assets	5,107	94	7.40%	1,632	14	3.48%
Total earning assets	1,787,955	21,955	4.94%	1,692,998	18,056	4.33%
Allowance for credit losses	(17,696)			(14,816)
Non-earning assets	188,425			213,929
Total Assets	$1,958,684			$1,892,111
Liabilities and Shareholders’ Equity
Interest-bearing demand deposits	$348,998	$1,441	1.66%	$353,072	$888	1.02%
Interest-bearing money markets	322,965	3,260	4.06%	340,128	1,298	1.55%
Savings deposits	189,572	48	0.10%	246,708	79	0.13%
Time deposits - retail	157,678	1,118	2.85%	118,667	281	0.96%
Time deposits - brokered	30,000	399	5.35%	10,180	132	5.26%
Short-term borrowings	73,351	461	2.53%	57,364	31	0.22%
Long-term borrowings	103,017	1,359	5.31%	43,373	602	5.63%
Total interest-bearing liabilities	1,225,581	8,086	2.65%	1,169,492	3,311	1.15%
Non-interest-bearing deposits	534,413			545,215
Other liabilities	34,746			27,988
Shareholders’ Equity	163,944			149,416
Total Liabilities and Shareholders’ Equity	$1,958,684			$1,892,111
Net interest income and spread		$13,869	2.29%		$14,745	3.18%
Net interest margin			3.12%			3.53%